EXHIBIT 10.63

Connecting patients, families and healthcare providers

August 18, 2010

Honorable Tommy G. Thompson

1333 New Hampshire Avenue, NW

Washington, D.C. 20036

Re:	Subscription and Investor Rights Agreement dated February 28, 2005 between CareView Communications, LLC, T2 and Thompson, Langley, and Murphy (the “Subscription Agreement”)

Dear Tommy:

Pursuant to the provisions of the Subscription Agreement referenced above, CareView was to accrue Article IV Payments until such time as Article IV Conditions Subsequent was met. (In this letter, the terms “Article IV Payments” and “Article IV Conditions Subsequent” have the same meaning as set forth in the Subscription Agreement.) Upon meeting the Article IV Conditions Subsequent, CareView was to make a retroactive payment for all Article IV Payments accrued since inception of the Subscription Agreement and then continue to make the Article IV Payments as outlined therein. You were subsequently assigned and assumed the provisions relating to Article IV Payments in an Assignment and Assumption Agreement and Consent executed between CareView, T2, and you on October 29, 2007 (the “Assignment”). After that Assignment, you verbally indicated to CareView that you waived the accrual and payment of the Article IV Payments.

Pursuant to a request from our independent auditor, we are asking that you indicate your agreement to the facts outlined above. If this letter correctly sets forth your verbal agreement with CareView, I would appreciate your signing below to so indicate.

Sincerely,

CAREVIEW COMMUNICATIONS, INC.

/s/ John R. Bailey

John R. Bailey
Chief Financial Officer

ACKNOWLEDGED AND AGREED TO:

/s/ Tommy G. Thompson	Date: August 18, 2010
Tommy G. Thompson

CareView Communications Inc. 405 State Highway 121 Bypass, Suite B-240, Lewisville, TX 75067    Phone: (972)943-6050    Fax: (972)403-7659